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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-12290

               Corporacion Interamericana de Bebidas, S.A. de C.V.
                 (formerly known as Panamerican Beverages, Inc.)
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             (Exact name of registrant as specified in its charter)


         Guillermo Gonzalez Camarena No. 600, Centro de Ciudad Santa Fe, Delegacion Alvaro Obregon, 01210 Mexico, D.F. Mexico, 011-5255-5081-5100
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      7 1/4% Series A Senior Notes due 2009
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)





Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  |_|              Rule 12h-3(b)(1)(i)  |_|
            Rule 12g-4(a)(1)(ii) |_|              Rule 12h-3(b)(1)(ii) |_|
            Rule 12g-4(a)(2)(i)  |_|              Rule 12h-3(b)(2)(i)  |_|
            Rule 12g-4(a)(2)(ii) |_|              Rule 12h-3(b)(2)(ii) |_|
                                                  Rule 15d-6           |X|



Approximate number of holders of record as of the certification or notice date:
Twenty (20)



Pursuant to the requirements of the Securities Exchange Act of 1934 Corporacion Interamericana de Bebidas, S.A. de C.V. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



 Date:  October 16, 2003                      By:  /s/ Hector Trevino Gutierrez
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                                              Name:   Hector Trevino Gutierrez
                                              Title:  Chief Financial and
                                                      Administrative Officer